Exhibit 15.4

Management Development and Compensation Committee Charter

Purpose

The purpose of the Management Development and Compensation Committee (the "committee") of the Board of Directors (the "Board") shall be to assist the Board in discharging its responsibilities relating to compensation of the Company's Executive Directors and the Executive Council. The committee has the overall responsibility of evaluating and approving the adequacy of the compensation plans, policies, programs and succession plans for Company's Executive Directors and the Executive Council

Membership and organization

The committee will be appointed by the Board and will serve at its discretion. The committee shall consist of no fewer than three members. The members of the committee shall meet the (i) independence requirements of the listing standards of the New York Stock Exchange ("NYSE") and the applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) non-employee director definition of Rule 16b-3 promulgated under Section 16 of the Exchange Act, and (iii) the outside director definition of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The members of the committee will be appointed by the Board on the recommendation of the Nominationsand Governance Committee and may be removed by the Board in its discretion. The Board shall designate a member of the committee as the chairperson.

Responsibilities
  The committee shall have the following responsibilities and authority: The committee shall annually review and approve for the CEO the corporate goals and objectives applicable to the CEO, evaluate at least annually the CEO's performance in light of those goals and objectives, and determine and approve the CEO's (a) annual base salary, (b) annual incentive bonus, including the specific goals and amount, (c) equity compensation, (d) employment agreements, severance arrangements, and change in control agreements / provisions, and (e) any other benefits, compensation or arrangements, based on this evaluation.
  The committee shall annually review and approve for the Executive Directors and the Executive Council the (a) annual base salary, (b) annual incentive bonus, including the specific goals and amount, (c) equity compensation, (d) employment agreements, severance arrangements or plans, and change in control agreements / provisions, and (e) any other benefits, compensation or arrangements.
  The committee, in consultation with the CEO, shall review the performance of all the executive directors each quarter, on the basis of detailed performance parameters set for each of the executive directors at the beginning of the year. The committee may, from time-to-time, also evaluate the usefulness of such performance parameters, and make necessary amendments.
  The committee is responsible for administering the Company's equity incentive plans, including the review and grant of awards to eligible employees under the plans and the terms and conditions applicable to such awards, subject to the provisions of each plan.
  The committee may also make recommendations to the Board with respect to incentive compensation plans. The committee may review the Company's incentive compensation arrangements to determine whether they encourage excessive risk-taking, review and discuss at least annually the relationship between risk management policies and practices and compensation, and evaluate compensation policies and practices that could mitigate any such risk.
  The committee shall review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.
  The committee shall annually review its own performance and shall present the results of the evaluation to the Board. The committee shall conduct this evaluation in such manner as it deems appropriate.
  The committee shall have the responsibility to maintain regular contact with the leadership of the Company. This should include interaction with the Company's Leadership Development Institute, review of data from the employee survey and regular review of the results of the annual leadership evaluation process.
Advisors
  The committee shall have the sole authority to select, retain and terminate the services of any compensation consultant to be used to assist in the evaluation of compensation for the CEO, executive directors or senior management, and shall have the sole authority to approve the consultant's fees and other retention terms and oversee the consultant's work. The compensation committee shall also have the authority to obtain advice and assistance from internal or external legal, accounting or other advisors. The committee shall set the compensation, and oversee the work, of its external legal counsel, accountants and other advisors with respect to compensation matters. The committee shall receive appropriate funding from the Company, as determined by the committee in its capacity as a committee of the Board, for the payment of compensation to its compensation consultants, external legal counsel and any other advisors with respect to compensation matters.
  In retaining or seeking advice from compensation consultants, outside counsel and other advisors (other than the Company's in-house counsel), the committee must take into consideration the factors specified in Section 303A.05(c)(iv) of the NYSE Listed Company Manual. The committee may retain, or receive advice from, any compensation advisor they prefer, including ones that are not independent, after considering the specified factors. The committee is not required to assess the independence of any compensation consultant or other advisor that acts in a role limited to consulting on any broad-based plan that does not discriminate in scope, terms or operation in favor of executive officers or directors and that is generally available to all salaried employees or providing information that is not customized for a particular company or that is customized based on parameters that are not developed by the consultant or advisor, and about which the consultant or advisor does not provide advice.
  The committee shall evaluate whether any compensation consultant retained or to be retained by it has any conflict of interest in accordance with Item 407(e)(3)(iv)1 of Regulation S-K.
Meetings and reports
  The committee shall meet at least four times a year at such times and places as it deems necessary to fulfill its responsibilities.
  The committee is governed by the same rules regarding meetings (including meetings in person or by telephone or other similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board.
  The committee shall make regular reports to the Board regarding its actions and make recommendations to the Board as appropriate.
  The committee shall prepare such reports as may be required by any law, rule or regulation to which the Company is subject.
  The committee may invite such members of management to its meetings as it deems appropriate. However, the committee shall meet regularly without such members present, and the CEO and any other such officers shall not be present at meetings at which their compensation or performance is discussed or determined.
Delegation
  The committee may form sub-committees and delegate authority to them when appropriate and to the extent permitted by law.
Compensation

Members of the Committee shall receive such fees, if any, for their services as committee members as may be determined by the Board.

1 This provision requires Infosys to disclose whether any conflict of interest has been raised by the work of any compensation consultant, as well as the nature of the conflict and how the conflict is being addressed.